SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant
Filed by Party other than the Registrant

Check the appropriate box:
         Preliminary Proxy Statement
         Confidential, for Use of the Commission Only (as permitted by Rule
           14a-6(e)(2))
         Definitive Proxy Statement
         Definitive Additional Materials
         Soliciting Material Pursuant to Section 240.14a-11(c) or Section
           240.14a-12

                        EMMIS COMMUNICATIONS CORPORATION
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

         No fee required.
         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)      Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2)      Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
(4)      Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5)      Total fee paid:

--------------------------------------------------------------------------------
|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:

--------------------------------------------------------------------------------
(2)      Form, schedule or registration statement no.:

--------------------------------------------------------------------------------
(3)      Filing party:

--------------------------------------------------------------------------------
(4)      Date filed:

--------------------------------------------------------------------------------

                                 PROXY STATEMENT


                                                                December 8, 2000

Dear Shareholder:

         The directors and officers of Emmis Communications Corporation join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Wednesday, January 10, 2001 at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

         The formal notice of this annual meeting and the proxy statement appear on the following pages. After reading the proxy statement, PLEASE MARK, SIGN, AND RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR VOTES ON THE BUSINESS MATTERS OF THE MEETING WILL BE RECORDED.

         We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postage paid envelope provided. After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.

         We look forward to seeing you on January 10th.


                                        Sincerely,


                                        Jeffrey H. Smulyan
                                        Chief Executive Officer, President
                                        and Chairman of the Board

                        EMMIS COMMUNICATIONS CORPORATION
                              INDIANAPOLIS, INDIANA

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

         The annual meeting of the shareholders of Emmis Communications Corporation will be held on Wednesday, January 10, 2001, at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

         The holders of common stock will be asked to consider and to vote on the following matters:

(1) election of eight directors to Emmis' board of directors for terms ranging from one to three years;

(2) approval of the new Employee Stock Purchase Plan, as set forth in Annex I to the accompanying proxy statement;

(3) ratification of the selection of Arthur Andersen LLP as Emmis' independent auditors for the fiscal year ending February 28, 2001; and

(4) transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

         We describe each of these proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting.

         Only shareholders of record at the close of business on November 20, 2000 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting. The proxy statement and proxy cards are enclosed.


                                        By order of the Board of Directors,


                                        Norman H. Gurwitz
                                        Secretary


Indianapolis, Indiana
December 8, 2000

                        EMMIS COMMUNICATIONS CORPORATION
                                 ONE EMMIS PLAZA
                               40 MONUMENT CIRCLE
                           INDIANAPOLIS, INDIANA 46204


                                 PROXY STATEMENT

         In this proxy statement, Emmis Communications Corporation is referred to as "we," "us," "our company" or "Emmis."

                 QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING

Q:  WHY DID I RECEIVE THIS PROXY STATEMENT?

         You received this proxy statement because our board of directors is soliciting your proxy to vote at the annual meeting of shareholders. The annual meeting will be held on Wednesday, January 10, 2001, at 11:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

         This proxy statement summarizes the information you need to know to vote on an informed basis at the annual meeting; however, you do not need to attend the annual meeting to vote your shares. See "--How do I vote?". We expect to begin sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card(s) on December 11, 2000 to all shareholders entitled to vote.

Q:  WHAT AM I VOTING ON?

         You are being asked to consider and vote on the following:

         o election of eight directors to our board of directors for terms ranging from one to three years;

         o        approval of the new Employee Stock Purchase Plan; and

         o ratification of the selection of Arthur Andersen LLP as our independent auditors for the fiscal year ending February 28, 2001.

Q:  WHO IS ENTITLED TO VOTE?

         Holders of outstanding Class A common stock and holders of outstanding Class B common stock as of the close of business on November 20, 2000, the record date, are entitled to vote at the annual meeting. As of November 20, 2000, 41,745,946 shares of Class A common stock and 5,230,396 shares of Class B common stock were issued and outstanding. As of November 20, 2000, there were no shares of Class C common stock issued or outstanding.

Q:  HOW DO I VOTE?

         You may attend the meeting and vote in person or you can vote by proxy. To vote by proxy, sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not indicate your voting preferences, we will vote FOR each of the proposals on your behalf. If you mark "abstain" on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. You have the right to revoke your proxy at any time before the meeting by either notifying our corporate secretary or returning a later-dated proxy. You may also revoke your proxy by voting in person at the annual meeting.

         If you hold your shares through a broker, you should contact your broker to determine the procedure by which you can vote on these proposals.

Q:  WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

         If you receive more than one proxy card, it means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q: WHAT ARE THE VOTING RIGHTS OF THE CLASS A COMMON STOCK AND THE CLASS B COMMON STOCK?

         On each matter submitted to a vote of our shareholders, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Generally, the Class A and Class B common stock vote together as a single group. However, the two classes vote separately in connection with the election of certain directors, certain "going private" transactions and other matters as provided by law.

         At this annual meeting, the Class A and Class B common stock will vote together on the following issues: (i) the election of directors, except that the holders of Class A common stock, voting as a separate class, are entitled to elect two directors; (ii) the approval of the new Employee Stock Purchase Plan; and (iii) the ratification of Arthur Andersen LLP as our independent auditor for the next fiscal year.

Q:  WHO WILL COUNT THE VOTE?

         Representatives of First Union National Bank, our transfer agent, will count the votes.

Q:  WHAT CONSTITUTES A QUORUM?

         A majority of the combined voting power of the outstanding Class A and Class B common stock entitled to vote at the meeting constitutes a quorum for the annual meeting (i.e., counting one vote for each share of outstanding Class A common stock and ten votes for each share of outstanding Class B common stock, present in person or represented by proxy). No additional quorum requirements apply to matters on which the holders of Class A and Class B common stock will vote together as a single class.

         With respect to the election of the two directors by the holders of Class A common stock, a majority of the votes entitled to be cast by the holders of the Class A common stock constitutes a quorum for the holders of the Class A common stock.

Q:  HOW MANY VOTES ARE NEEDED FOR APPROVAL OF EACH PROPOSAL?

         Directors will be elected by a plurality of the votes cast by the holders of existing common stock entitled to vote in the election who are present, in person or by proxy, at the meeting. Consequently, the two Class A director nominees receiving the most votes of holders of the Class A common stock will be elected Class A directors and the six other nominees receiving the most votes of the holders of Class A and Class B common stock, voting together, will be elected to fill the remaining director positions. Only votes cast for a nominee will be counted. The accompanying proxy card will be voted for all eight nominees listed on the proxy unless the proxy contains instructions to the contrary. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

         The approval of the new Employee Stock Purchase Plan and the ratification of Arthur Andersen LLP as our independent auditors for the next fiscal year each require that the number of votes cast in favor of that proposal by holders of our outstanding common stock exceed the number of votes cast against that proposal by holders of our outstanding common stock.

         Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called "broker non-votes." Abstentions and broker non-votes will not affect the voting on the proposals.

Q: WHAT PERCENTAGE OF STOCK DOES OUR SIGNIFICANT SHAREHOLDER OWN? HOW DOES HE INTEND TO VOTE?

         Jeffrey H. Smulyan, the Chief Executive Officer, President and Chairman of our board of directors, is our largest single shareholder, beneficially owning 535,282 ,shares, or 1.3%, of our Class A common stock and 5,830,396 shares, or 100%, of our Class B common stock as of November 20, 2000. Mr. Smulyan has informed us that he intends to vote in favor of each of the proposals and for all of the nominees for director. If he does so, each proposal on which the existing common stock votes together as a single class will be approved because Mr. Smulyan controls 62.6% of the combined voting power of our existing common stock.

         All directors and officers together beneficially own approximately 4.0% of our Class A common stock and 100% of our Class B common stock, which represents approximately 63.8% of the combined voting power of our existing common stock.

Q:  WHO CAN ATTEND THE ANNUAL MEETING?

         All shareholders as of November 20, 2000 can attend.

Q:  WHAT DO I DO IF I HAVE ADDITIONAL QUESTIONS?

         If you have any questions prior to the annual meeting, please call our Investor Relations Department at (317) 266-0100.


                        PROPOSAL 1: ELECTION OF DIRECTORS

         There are currently eight members of the board of directors. At a special meeting held on February 21, 2000, the shareholders approved an amendment to our articles of incorporation providing for the creation of a classified board divided into three classes, designated as Class I, Class II and Class III, with each class having as nearly equal members in number as possible. Accordingly, a total of eight directors are to be elected at this year's annual meeting to hold office for staggered terms initially ranging from one to three years. Because the 2000 annual meeting of shareholders was delayed until January 2001 and because we expect to return to our practice of holding annual meetings in June with the next annual meeting, the first "year" is actually expected to be approximately six months assuming the next annual meeting occurs in June 2001. Two directors have been nominated as Class I directors to serve an initial term until the next annual meeting of shareholders. Three directors have been nominated as Class II directors to serve an initial term until the annual shareholders' meeting in 2002. Three directors have been nominated as Class III directors to serve an initial term until the annual shareholders' meeting in 2003. Each nominee is nominated to serve his or her respective term and until his or her successor is elected and qualified. At each subsequent annual meeting of shareholders, one class of directors will be elected for a term of three years and until their successors are duly elected and qualified.

         Susan B. Bayh and Frank V. Sica have been nominated to serve as directors in Class III, and as the independent directors elected separately by the holders of our Class A common stock. The other six nominees will be elected by the Class A and Class B common stock voting together as a single class.

         All nominees are members of the present board of directors. If, at the time of this annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The board of directors has no reason to believe that any substitute nominee or nominees will be required.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

                  NAME, AGE, PRINCIPAL OCCUPATION(S) AND                           DIRECTOR
                  BUSINESS EXPERIENCE DURING PAST 5 YEARS                            SINCE
                  ---------------------------------------                          --------
NOMINATED FOR A TERM EXPIRING IN 2001:

         Jeffrey H. Smulyan, Age 53                                                  1979

         Mr. Smulyan founded Emmis in 1979 and is the Chairman of the Board of Directors, President and Chief Executive Officer. He has held the positions of Chairman of the Board of Directors and Chief Executive Officer since 1981 and the position of President since 1994. Mr. Smulyan began working in radio in 1973, and has owned one or more radio stations since then. Formerly, he was also the owner and chief executive officer of the Seattle Mariners major league baseball team. He is Chairman of the Radio Advertising Bureau, a director of The
Finish Line, a sports apparel manufacturer, and serves as a Trustee of Ball
State University. Mr. Smulyan has been chosen Radio Executive of the Year by a radio industry group and was voted one of the Ten Most Influential Radio
Executives in the Past 20 Years in a poll in RADIO AND RECORDS magazine.

         Greg A. Nathanson, Age 54                                                   1998

         Mr. Nathanson joined Emmis in 1998 as Television Division President.
Mr. Nathanson has over 30 years of television broadcasting experience, most recently as President of Programming and Development for Twentieth Television from 1996 to 1998, as General Manager of KTLA-TV in Los Angeles, California from
1992 to 1996 and as President of Fox Television Stations from 1990 to 1992. Mr.
Nathanson resigned as Television Division President effective October 1, 2000, but continues as a consultant and Director of the company.

NOMINATED FOR A TERM EXPIRING IN 2002:

         Richard A. Leventhal, Age 53                                                1992

         Mr. Leventhal has owned and operated Top Value Fabrics, Inc., a wholesale fabric and textile company in Carmel, Indiana, for 24 years. Mr.
Leventhal is the brother-in-law of Norman H. Gurwitz.

         Doyle L. Rose, Age 51                                                       1984

         Mr. Rose has been Radio Division President of Emmis since 1989, and served as General Manager of KPWR-FM in Los Angeles from 1991 through 1995.
Previously, he was our Executive Vice President-Operations. Mr. Rose has been a general manager of one or more radio stations for approximately twenty years.

         Lawrence B. Sorrel, Age 41                                                  1993

         Mr. Sorrel is a general partner of Welsh, Carson, Anderson & Stowe, a private equity investment firm. He is Chairman of the Board of SpectraSite
Communications, Inc., an owner and operator of telecommunications towers, and a board member of Winstar Communications Inc. and CFW Communications Co. Prior to
May 1998, he was a Managing Director of Morgan Stanley Dean Witter & Co.
Incorporated, where he had been employed since 1986.

                  NAME, AGE, PRINCIPAL OCCUPATION(S) AND                           DIRECTOR
                  BUSINESS EXPERIENCE DURING PAST 5 YEARS                            SINCE
                  ---------------------------------------                          --------
NOMINATED FOR A TERM EXPIRING IN 2003:

         Susan B. Bayh,* Age 40                                                      1994

         Mrs. Bayh is the Commissioner of the International Joint Commission of the United States and Canada, and also serves as a Distinguished Visiting
Professor at Butler University, positions she has held since 1994. Previously, she was an attorney with Eli Lilly & Company. She is a director of Anthem, Inc., an insurance company; Golden State Foods and Corvas Cubist, Inc.

         Gary L. Kaseff, Age 52                                                      1994

         Mr. Kaseff is employed as Executive Vice President and General Counsel to Emmis, a post he has held since 1998. Before becoming general counsel, Mr.
Kaseff practiced law in Southern California. Previously, he was President of the Seattle Mariners major league baseball team and partner with the law firm of Epport & Kaseff.

         Frank V. Sica,* Age 48                                                      1998

         Mr. Sica is a Managing Director of Soros Fund Management LLC and
Managing Partner of Soros Private Equity Partners. He is director of CSG Systems
International, Inc., a computer software company, Global TeleSystems Group,
Inc., a telecommunications company, Kohl's Corporation, a retail company, and Outboard Marine Corporation, a manufacturer of marine engines and boats. Prior to joining Soros in 1998, Mr. Sica had been a Managing Director at Morgan
Stanley Dean Witter & Co. Incorporated.

------------------------
         *Nominee to serve as independent director elected by the holders of the existing Class A common stock voting as a single class.


                  PROPOSAL 2: NEW EMPLOYEE STOCK PURCHASE PLAN

         On February 8, 2000, our board of directors adopted the new Employee Stock Purchase Plan, referred to as the "new Stock Purchase Plan," effective March 1, 2000, and reserved shares of our Class A common stock for issuance under the new Stock Purchase Plan, subject to shareholder approval within twelve months of our board's adoption. At the annual meeting, holders of our Class A and Class B common stock, voting together as a single class, are being asked to approve the new Stock Purchase Plan and the board's reservation of shares under the new Stock Purchase Plan for the purpose of qualifying the reserved shares for special tax treatment under Internal Revenue Code Section 423. The following is only a summary of the new Stock Purchase Plan and is qualified in its entirety by reference to its full text, a copy of which is attached to this proxy statement as Annex I.

PURPOSE

         The purpose of the new Stock Purchase Plan is to incentivize our employees by providing them with an opportunity to purchase shares of Class A common stock, subject to certain restrictions and limitations. These shares will be provided to our employees at a discount to the prevailing market price which will provide an incentive for employees to have an ownership interest in our company at a minimum cost to us.

ADMINISTRATION

         The new Stock Purchase Plan will be administered by a committee appointed by our board of directors. Unless our board of directors appoints a different committee, the committee will consist of the members of the compensation committee of the board of directors. The committee has full power to administer and interpret the new Stock Purchase Plan, and the decisions of the committee are final and binding upon all participants.

SHARES RESERVED FOR ISSUANCE

         Subject to the adjustments discussed below for changes in our capital structure or upon a corporate transaction, the maximum number of shares of Class A common stock that will be made available for sale under the new Stock Purchase Plan is 400,000 plus an annual increase on the first day of each fiscal year equal to 0.5% of the shares of each outstanding class of common stock outstanding on the last day of the immediately preceding fiscal year or such lesser number of shares as is determined by the board of directors.

ELIGIBILITY

         Any of our employees or employees of any of our subsidiaries designated by our board of directors or the committee who has completed at least six months of continuous service as an employee (subject to certain permitted interruptions of up to 90 days) as of an offering date is eligible to participate in the new Stock Purchase Plan during the relevant offering period, subject to administrative rules established by the committee. Eligible employees become participants in the new Stock Purchase Plan by filing with the committee or a broker designated by the committee during the 30-day period prior to the applicable offering date (or such other time as is designated by the committee) a subscription agreement authorizing payroll deductions. As of March 1, 2000, approximately 1,395 of our employees, including seven executive officers, were eligible to participate in the new Stock Purchase Plan.

PARTICIPATION IN AN OFFERING

         The new Stock Purchase Plan is implemented by offering periods lasting for six months commencing on each of March 1 and September 1. The first offering period commenced on March 1, 2000. Shares of common stock are purchased under the new Stock Purchase Plan on the last day of each offering period, unless the participant withdraws or terminates employment earlier. To participate in the new Stock Purchase Plan, each eligible employee must authorize payroll deductions pursuant to the new Stock Purchase Plan in an amount up to 100% of the participant's compensation; however, no participant may purchase more than 25,000 shares during any offering period. On each purchase date, each participant who has elected to participate is automatically deemed to have elected to purchase shares of Class A common stock with the entire balance of the payroll deductions accumulated during the relevant offering period in the participant's payroll deduction account. In addition, no employee is eligible to purchase shares under the new Stock Purchase Plan to the extent that, immediately after the purchase, that employee would own 5% or more of either the voting power or the value of all classes of our common stock, and no employee's rights to purchase our common stock pursuant to the new Stock Purchase Plan may accrue at a rate that exceeds $25,000 per calendar year. For this purpose, stock that the participant may purchase under any outstanding option is treated as owned by the participant. In addition, during any one calendar year, all participants who are officers of our company subject to Section 16 of the Securities Exchange Act of 1934, as amended, may not purchase, in the aggregate, more than 50% of the common stock purchased by participants in the new Stock Purchase Plan during that calendar year.

PURCHASE PRICE, SHARES PURCHASED

         Shares of our Class A common stock may be purchased under the new Stock Purchase Plan at a price equal to 90% of the fair market value of the common stock on the offering date or the purchase date, whichever is less. On March 1 and August 31, 2000, the closing price per share of our Class A common stock was $35.375 and $32.8125, respectively. Pursuant to the terms of the new Stock Purchase Plan, 18,027 shares of our Class A common stock were purchased on August 31, 2000. The number of whole shares of our Class A common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by the purchase price. The broker designated by the committee will acquire shares that are newly issued or held as treasury shares by of our company or, if directed by the committee, will acquire shares in purchases on the open market or in private transactions. If shares are purchased in the open market or in private transactions at the direction of the committee, we will pay the designated broker the difference between the purchase price under the new Stock Purchase Plan and the price at which such shares are purchased for participants.

TERMINATION OF EMPLOYMENT

         Termination of a participant's employment for any reason, including death, immediately terminates his or her participation in the new Stock Purchase Plan. In such event, the payroll deductions credited to the participant's account will be returned without interest, and all existing stock held for the participant in the new Stock Purchase Plan will be distributed, to him or her or, in the case of death, to the person or persons entitled to those deductions and stock.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, MERGER OR SALE OF ASSETS

         In the event that the common stock is changed by reason of any stock split, stock dividend, combination, recapitalization, reclassification or other similar changes in our capital structure effected without the receipt of consideration, or in the event of a merger in which we are the surviving corporation, the committee may make appropriate proportional adjustments in the number of shares of stock subject to the new Stock Purchase Plan, the price per share of stock to be purchased under the new Stock Purchase Plan and other relevant provisions of the new Stock Purchase Plan. The committee's determination of any such adjustment will be conclusive and binding. In the event of a proposed sale of all or substantially all of our assets or our merger or consolidation with another company where we are not the surviving corporation, the committee may take such actions with respect to the new Stock Purchase Plan as the committee deems appropriate.

AMENDMENT AND TERMINATION OF THE PLAN

         The board may terminate or amend the new Stock Purchase Plan at any time, except that it may not increase the number of shares subject to the new Stock Purchase Plan other than as described in the new Stock Purchase Plan. The new Stock Purchase Plan will continue until the purchase date that participants become entitled to purchase a number of shares of common stock greater than the number of reserved shares remaining available for purchase under the new Stock Purchase Plan.

WITHDRAWAL

         Generally, a participant may withdraw from the new Stock Purchase Plan at any time during an offering period prior to the purchase date. If a participant elects to withdraw, all of the participant's payroll deductions credited to the participant's payroll deduction account will be returned to the participant, and the participant may not make any further contributions to the new Stock Purchase Plan for the purchase of shares during that offering period. A participant's voluntary withdrawal during an offering period will not have any effect upon the participant's eligibility to participate in the new Stock Purchase Plan during a subsequent offering period.

NEW PLAN BENEFITS

         Because benefits under the new Stock Purchase Plan will depend on employees' elections to participate and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the new Stock Purchase Plan is approved by the shareholders. Non-employee directors are not eligible to participate in the new Stock Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES

         If the holders of our common stock approve this proposal, the new Stock Purchase Plan and the right of participants to make purchases under the new Stock Purchase Plan should qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the new Stock Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the applicable offering date and more than one year from the date of transfer of the shares to the participant, then the participant generally will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 10% of the fair market value of the shares as of the offering date. Any additional gain should be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on a sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to us.

         The foregoing is only a summary of the effect of U.S. federal income taxation upon the participant and us with respect to the shares purchased under the new Stock Purchase Plan. It does not discuss the tax consequences arising in the context of a participant's death or the income tax laws of any municipality, state or foreign country in which the participant's income or gain may be taxable or other tax matters that may be relevant to particular participants.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NEW STOCK PURCHASE PLAN.


                PROPOSAL 3: RATIFICATION OF SELECTION OF AUDITORS

         The selection of our independent auditors is being submitted for ratification by the holders of existing common stock. Our financial statements for the fiscal year ended February 29, 2000 were certified by Arthur Andersen LLP. The board of directors has selected Arthur Andersen LLP as our independent auditors for the fiscal year ending February 28, 2001. Representatives of Arthur Andersen LLP are expected to attend the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. If shareholders do not approve the selection of Arthur Andersen LLP, the selection of independent auditors will be reconsidered by the board of directors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITORS.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

         As of November 20, 2000, there were 41,745,946 shares of our Class A common stock and 5,230,396 shares of our Class B common stock issued and outstanding. The Class A common stock is entitled to an aggregate of 41,745,946 votes and the Class B common stock is entitled to an aggregate of 52,303,960 votes. The following table shows, as of November 20, 2000, the number and percentage of shares of our common stock held by each person known to us to own beneficially more than five percent of the issued and outstanding common stock, by our directors and nominees, and by certain of our executive officers:

                                                   CLASS A                         CLASS B
                                                COMMON STOCK                    COMMON STOCK
                                          ---------------------------     ---------------------------
     FIVE PERCENT SHAREHOLDERS,           AMOUNT AND NATURE               AMOUNT AND NATURE
        DIRECTORS AND CERTAIN               OF BENEFICIAL     PERCENT      OF BENEFICIAL     PERCENT      PERCENT OF TOTAL
         EXECUTIVE OFFICERS                   OWNERSHIP      OF CLASS        OWNERSHIP       OF CLASS       VOTING POWER
    ----------------------------          -----------------  --------     -----------------  --------     ----------------
Jeffrey H. Smulyan............             535,282(1)           1.3%     5,830,396(17)      100.0%           62.6%
Susan B. Bayh.................              32,700(2)           *             --             --              *
Walter Z. Berger..............              40,334(3)           *             --             --              *
Randall D. Bongarten..........              28,207(4)           *             --             --              *
Richard F. Cummings...........             299,386(5)           *             --             --              *
Norman H. Gurwitz.............             203,496(6)           *             --             --              *
Gary L. Kaseff................              98,049(7)           *             --             --              *
Richard A. Leventhal..........              68,800(8)           *             --             --              *
Doyle L. Rose.................             138,015(9)           *             --             --              *
Greg A. Nathanson.............             205,973(10)          *             --             --              *
Frank V. Sica.................              10,000(11)          *             --             --              *
Lawrence B. Sorrel............              18,000(12)          *             --             --              *
Liberty Media Corporation.....           5,400,000(13)         13.0           --             --              5.7
Mellon Financial Corporation..           5,000,307(14)         12.0           --             --              5.3
Westport Asset Management, Inc.          3,055,800(15)          7.3           --             --              3.3
All Officers and Directors as a
  Group (12 persons)..........           1,678,242(16)          4.0      5,830,396(16)      100.0           63.8

------------------------
*        Less than 1%.

(1) Consists of 348,056 shares held by Mr. Smulyan as trustee for the Emmis Communications Corporation Profit Sharing Trust (the "Profit Sharing Trust"), as to which Mr. Smulyan disclaims beneficial ownership of all but 3,413 held for his benefit, 259 shares held in the 401(k) Plan and 186,967 shares owned individually.

(2) Consists of 2,700 shares owned individually and 30,000 shares represented by stock options exercisable within 60 days of November 20, 2000.

(3) Consists of 30 shares held in the 401(k) Plan, 304 shares held in the new Stock Purchase Plan and 40,000 shares represented by stock options exercisable within 60 days of November 20, 2000.

(4) Consists of 4,000 shares owned individually, 207 shares held in the Profit Sharing Trust and 24,000 shares represented by stock options exercisable within 60 days of November 20, 2000.

(5) Consists of 209,375 shares owned individually, 6,752 shares owned for the benefit of Mr. Cummings' children, 3,413 shares held in the Profit Sharing Trust, 246 shares held in the 401(k) Plan and 9,600 shares represented by stock options exercisable within 60 days of November 20, 2000.

(6) Consists of 38,540 shares owned jointly by Mr. Gurwitz and his spouse, 980 shares owned by Mr. Gurwitz's spouse, 5,476 shares owned for the benefit of Mr. Gurwitz's children, 17,800 shares owned by a corporation of which Mr. Gurwitz's spouse is a 50% shareholder, 2,225 shares held in the Profit Sharing Trust, 2,609 shares held in the 401(k) Plan, 406 shares held in the new Stock Purchase Plan and 135,460 shares represented by stock options exercisable within 60 days of November 20, 2000.

(7) Consists of 8,796 shares owned individually by Mr. Kaseff, 3,013 shares owned by Mr. Kaseff's spouse, 550 shares held by Mr. Kaseff's spouse for the benefit of their children, 690 shares held in the Profit Sharing Trust, and 85,000 shares represented by stock options exercisable within 60 days of November 20, 2000.

(8) Consists of 8,000 shares owned individually, 3,000 shares owned by Mr. Leventhal's spouse, 17,800 shares owned by a corporation of which Mr. Leventhal is a 50% shareholder and 40,000 shares represented by stock options represented by stock options exercisable within 60 days of November 20, 2000.

(9) Consists of 124,980 shares owned individually, 3,413 shares held in the Profit Sharing Trust, 220 shares held in the 401(k) Plan and 9,600 shares exercisable within 60 days of November 20, 2000.

(10) Consists of 111,973 shares owned individually or jointly with his spouse, 44,000 shares owned by a trust for the benefit of Mr. Nathanson's children and 50,000 shares represented by stock options exercisable within 60 days of November 20, 2000.

(11) Consists entirely of shares represented by stock options exercisable within 60 days of November 20, 2000.

(12) Consists of 8,000 shares owned individually and 10,000 shares represented by stock options exercisable within 60 days of November 20, 2000, 2000.

(13) Information concerning these shares was obtained from a Schedule 13D filed in November 1999 by Liberty Media Corporation, which has a mailing address of 9197 South Peoria Street, Englewood, Colorado 80112. The shares are held by Liberty EMMS, Inc., an affiliate of Liberty Media Corporation.

(14) Information concerning these shares was obtained from a Schedule 13G filed on October 6, 2000 by Mellon Financial Corporation on behalf of itself, Boston Group Holdings, Inc., The Boston Company, Inc. and The Boston Company Asset Management, Inc., each of which has a mailing address of One Mellon Center, Pittsburgh, Pennsylvania 15258.

(15)     Information concerning these shares was obtained from an Amendment to a
         Schedule 13G filed in February 2000 by Westport Asset Management, Inc. on behalf of itself and Westport Advisors LLC, each of which has a mailing address of 253 Riverside Avenue, Westport, Connecticut 06880.

(16) Includes 419,660 shares represented by stock options exercisable within 60 days of November 20, 2000 and 348,056 shares held in the Profit Sharing Trust.

(17) Consists of 5,230,396 shares owned individually and 600,000 shares represented by stock options exercisable within 60 days of November 20, 2000.


                          BOARD OF DIRECTORS' MEETINGS

         During our last fiscal year, our board of directors held six meetings, either in person, by telephone or by written consent. Each director attended at least 75% of (1) the total number of meetings of our board of directors held while he or she was a director and (2) the total number of meetings held by all committees on which he or she served, except for Frank V. Sica, who attended 45% of the meetings, and Lawrence B. Sorrel, who attended 67% of the meetings. Through the date of this proxy statement, Mr. Sica and Mr. Sorrel have attended 89% and 86%, respectively, of such meetings held during the current fiscal year. Our directors who are not officers or employees of our company are compensated for their services at the rate of $2,000 per meeting attended. Pursuant to the Non-Employee Director Stock Option Plan, directors who are not officers or employees of our company also are entitled to receive options to purchase 10,000 shares of Class A common stock. The options are granted on the date of our annual meeting of shareholders at the closing price of the underlying shares on that date. In addition to her duties as a director, we separately engaged Susan
B. Bayh to continue to develop plans for the involvement of our company and each of our stations and publications in various charitable organizations and perform certain other consulting services. During the last fiscal year, Mrs. Bayh received approximately $50,000 as compensation for such services. Nominees for election as a director are selected by the board of directors, acting as a nominating committee. Our board of directors currently has an audit committee and a compensation committee.

                              CERTAIN TRANSACTIONS

         We have periodically made interest-bearing loans to various officers and employees. At November 20, 2000, the approximate amount of this indebtedness outstanding, and the largest aggregate amount of indebtedness outstanding at any month end during the last fiscal year, was $1,055,299 and $1,016,205, respectively, for Jeffrey H. Smulyan, Chairman, Chief Executive Officer and President; $171,912 and $166,149, respectively, for Doyle L. Rose, Radio Group President and Director; $124,279 and $119,702, respectively, for Richard F. Cummings, Executive Vice President-Programming; and $93,621 and $90,271, respectively, for Norman H. Gurwitz, Executive Vice President-Human Resources and Secretary. These loans bear interest at our cost of senior debt, which at November 20, 2000 was approximately 8.50% per annum. During the last fiscal year, we purchased approximately $157,000 in corporate gifts and specialty items from a company owned by the spouse of Norman H. Gurwitz, part of these purchases were awarded through competitive bids, and we made payments of approximately $364,000 to a company owned by Jeffrey H. Smulyan for our use of an airplane owned by that company.

                          REPORT OF THE AUDIT COMMITTEE

         The audit committee of the board of directors, consisting solely of non-employee directors, assists the board in carrying out its oversight responsibilities for Emmis' financial reporting process, audit process and internal controls. The responsibilities of the audit committee are described in the Audit Committee Charter attached as Annex II to this proxy statement.

         In December 1999, the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. adopted new rules applicable to companies with securities traded on Nasdaq. Under these new rules, an audit committee is, or will be, required to:

         (i)      adopt a formal written charter,

         (ii) consist of at least 3 directors, each of whom meets certain independence and financial literacy requirements,

         (iii) conduct quality discussions with the company's independent auditor prior to the filing of the company's Form 10-K,

         (iv) ensure that the company's independent auditors have conducted quarterly reviews of the company's financial statements, engaging in quality discussions with the independent auditors when appropriate,

         (v) disclose whether it has (A) reviewed and discussed the company's audited financial statements for the last fiscal year with management; (B) discussed with the company's independent auditors the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and (C) received and discussed the written disclosures and the letter from the company's independent auditors required by Independence Standards Board Statement No. 1 (INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES), and

         (vi) disclose whether the audit committee recommended to the board that the audited financial statements be included in the company's Form 10-K.

Each of these new rules has different effective dates, and most did not apply to our company's financial statements for the fiscal year ended February 29, 2000. However, our audit committee has adopted a formal written charter, a copy of which is attached as Annex II to this proxy statement. In addition, the committee has determined that its members meet the literacy requirements of the new rules and expects to comply with the other new structural and membership requirements before they take effect in June 2001. The committee has also made certain that our company's quarterly financial statements continue to be reviewed by our independent auditors prior to filing and put in place mechanisms to ensure that committee members are notified whenever our independent auditors believe that significant events, transactions or changes in accounting estimates have affected the quality of our company's financial reporting. In connection with its preparation for the audit for the fiscal year ending February 28, 2001, the audit committee discussed the audited financial statements for the last fiscal year with management, discussed the items required to be discussed by SAS 61 with our auditors and received and discussed the disclosures and letter required by Independence Standards Board Statement No. 1. While the committee members agreed that the audited financial statements for our last fiscal year should be included in our company's Form 10-K, no formal committee recommendation was made to the board. Based on the committee's and management's assessment of the performance of Arthur Andersen LLP during the audit for our last fiscal year, the committee has recommended to the full board of directors that Arthur Andersen LLP be engaged as our independent auditors for the next fiscal year.

                             AUDIT COMMITTEE MEMBERS
                             -----------------------

                           Richard A. Leventhal, Chair
                               Lawrence B. Sorrel

                      REPORT OF THE COMPENSATION COMMITTEE

         The compensation committee, which met three times during the last fiscal year, provides a general review of our compensation and benefit plans to ensure that they meet our corporate objectives. The compensation committee also has authority to administer and to recommend the grant of options and other awards under our various stock option and incentive plans, and to administer and recommend contributions under our Profit Sharing Trust. During the last fiscal year, Susan B. Bayh, Richard A. Leventhal and Frank V. Sica were members of the compensation committee.

         POLICY AND PERFORMANCE MEASURES. We have entered into two and three year employment agreements with many of our executive officers, general managers and other key officers. These agreements, which provide for a base salary, annual performance bonuses, and restricted stock and stock option awards, generally prohibit the officer from directly or indirectly competing with us. The compensation committee believes that entering into these agreements is in our best interest, particularly because the structure of these agreements assists us in retaining our key officers for a certain period of time and focusing the efforts and energies of those officers on further enhancing the long-term value of our company to our shareholders. The total compensation reflected in these employment agreements is generally based upon the officers' prior compensation levels and peer group benchmarking surveys. Overall, compensation to our officers is targeted at the top half to top quarter of our peer group in order to attract and retain highly qualified employees, and an emphasis is placed upon incentive-based compensation.

         At the committee's direction, compensation of general managers and other non-executive officers was determined by Mr. Smulyan and our other executive officers. The executive officers determined for each general manager or other non-executive officer a salary that they believed to be reasonable based upon such officer's compensation for the previous year, our performance over the previous year and the officer's contribution to that performance. Because the fiscal year ended February 28, 1999 resulted in an improvement in same-station broadcast cash flow, base salary levels of the officers for the fiscal year ended February 29, 2000 were generally increased from base salary levels in fiscal year 1999.

         We have historically relied upon cash bonuses and stock options in order to tie compensation to corporate performance. For the last fiscal year, bonuses for our executive officers (other than Mr. Smulyan) were awarded by the compensation committee based upon Mr. Smulyan's recommendations and, if applicable, the annual bonus targets specified in officers' employment agreements. Because of the record levels of revenue and cash flow, particularly in the radio division, and the increase in the price per share of our Class A common stock during the fiscal year, maximum bonuses were offered to all of the executive officers, except the president of the Television Division who received two-thirds of his potential bonus. Bonuses to non-executive officers were based upon Mr. Smulyan's and the other executive officers' assessment of the individual officer's contribution to our overall performance. Stock options were also granted to our officers during the last fiscal year under our 1994, 1995 and 1997 Equity Plans. The number of options granted to an officer primarily depended upon that officer's classification within our company. Radio station general managers generally received options to purchase 6,000 to 20,000 shares of our Class A common stock, with general managers of more than one radio station receiving additional options for each radio station under the officer's management. Television station general managers generally received options to purchase 2,500 to 10,000 shares of our Class A common stock depending upon the length of time they served as general manager and any additional duties they performed within our company. Corporate and other non-general manager officers received options to purchase between 3,000 and 40,000 shares.

         The Internal Revenue Code generally limits to $1 million the amount of compensation that we may deduct in any year with respect to certain of our officers. Accordingly, the compensation committee endeavors to structure executive compensation so that most of that compensation will be deductible. At the same time, the compensation committee has the authority to award compensation in excess of the $1 million limit, regardless of whether such additional compensation will be deductible, in cases where the compensation committee determines in good faith that such compensation is appropriate.

         CHIEF EXECUTIVE OFFICER COMPENSATION. During the last fiscal year, we entered into an amendment to Mr. Smulyan's employment agreement which extended the term of his employment as our chief executive officer until February 29, 2004. The amendment to the employment agreement was designed to emphasize the performance-based portion of Mr. Smulyan's annual cash compensation. Thus, rather than increase Mr. Smulyan's base salary, he received the same salary as the year before. For future years, the amendment to the employment agreement eliminated the provision that automatically increased Mr. Smulyan's salary by 10-15% per year and limited the increase to the rate of inflation. At the same time, the amendment increased the potential annual bonus of Mr. Smulyan to an amount equal to his annual salary. For his performance during the last fiscal year, Mr. Smulyan was awarded his full bonus. In making this determination, the committee recognized Mr. Smulyan's role in (i) our record levels of revenue and cash flow, (ii) the successful completion of public offerings of subordinated debt, Class A common stock and convertible preferred stock, (iii) the $150 million investment from an affiliate of Liberty Media Corporation, and (iv) the significant increase in the price per share of the Class A common stock. At the same time, the committee recognized that awarding Mr. Smulyan the full bonus could cause adverse tax consequences to us. Thus, we entered into a deferred compensation agreement with Mr. Smulyan that provides for actual payment of the annual bonus over a period of time such that the bonus will be deductible by us for federal income tax purposes. Amounts deferred under this arrangement bear interest at the same rate as our senior debt.

         In connection with the amendment to Mr. Smulyan's employment agreement, the committee also granted to Mr. Smulyan options to purchase 1,000,000 shares of common stock at a price per share of $28.25, the fair market value on the date of grant. Unless specified performance targets are met, these options are not generally exercisable until March 1, 2006. However, options to purchase 200,000 shares become exercisable at the end of each year in which either our annual broadcast cash flow increases from the previous year by a percentage specified in the grant agreement or the percentage increase in the average monthly fair market value of the Class A common stock during the fiscal year exceeds that of a specified peer group of broadcasting companies. The committee believes that the performance accelerated vesting feature of these options is more favorable to our company than the option arrangement under Mr. Smulyan's previous employment agreement because it creates an incentive for Mr. Smulyan to cause us to meet certain performance targets but does not require us to take the charge to earnings that we had been forced to take when options were granted under the prior employment arrangement. Because we exceeded the performance targets specified in the option grant agreement, Mr. Smulyan earned the right to exercise the option to purchase 200,000 shares.

                         COMPENSATION COMMITTEE MEMBERS
                         ------------------------------

                                  Susan B. Bayh
                              Richard A. Leventhal
                                  Frank V. Sica

                               COMPENSATION TABLES

         The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer (collectively, the "Named Executive Officers") during each of the last three fiscal years. All stock information in the following tables has been restated for the two-for-one stock split that occurred in February 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                ANNUAL COMPENSATION                          AWARDS
                              -------------------------------------------------------     -------------
                                                                                            SECURITIES
                                    FISCAL                                   OTHER           UNDERLYING      ALL
         NAME AND                 YEAR ENDED                                 ANNUAL           OPTIONS/      OTHER
     PRINCIPAL POSITION         FEBRUARY 28(29)  SALARY      BONUS(1)     COMPENSATION(2)       SARS     COMPENSATION
----------------------------    ---------------  ------      --------     ---------------   -----------  ------------
JEFFREY H. SMULYAN............      2000        $765,175     $765,175             --      $1,200,000     $130,000(3)
Chief Executive Officer,            1999         762,656      271,301             --         200,000       40,000
  President                         1998         681,717      140,000             --         200,000      101,735
And Chairman of the Board

DOYLE L. ROSE.................      2000        $435,769     $479,593     $   14,400              --           --
Radio Division President            1999         433,867           --         14,400         300,000           --
                                    1998         434,156       44,800         14,400          50,000           --

RICHARD F. CUMMINGS...........      2000        $460,781     $479,593     $   14,400              --           --
Executive Vice                      1999         408,855           --         14,400         300,000           --
  President--Programming            1998         434,156       44,800         14,400          50,000           --

GREG A. NATHANSON.............      2000        $435,769     $119,745     $   14,400          50,000           --
Television Division President       1999         243,227       75,000          8,400              --           --
                                    1998              --           --             --              --           --

WALTER Z. BERGER..............      2000        $342,192     $119,745     $   12,000          40,000     $ 86,307(4)
Executive Vice President,           1999          23,539           --             --              --           --
  Chief                             1998              --           --             --              --           --
Financial Officer and
  Treasurer

------------------------
(1) Includes both cash and stock bonuses. The bonuses for Mr. Cummings and Mr. Rose include a signing bonus for entering into new employment agreements with our company.

(2)      Represents automobile allowance.

(3) Represents the value of premiums accrued by us on a split-dollar life insurance policy.

(4)      Represents reimbursement of relocation expenses.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE VALUE OF
                                                                                          ASSUMED ANNUAL RATES OF STOCK
                                             INDIVIDUAL GRANTS                         PRICE APPRECIATION FOR OPTION TERM
                        -------------------------------------------------------------  ----------------------------------
                        NUMBER OF     % OF TOTAL
                       SECURITIES    OPTIONS/SARS
                       UNDERLYING     GRANTED TO
                      OPTIONS/SARS   EMPLOYEES IN  EXERCISE OR BASE
        NAME           GRANTED (#)    FISCAL YEAR    PRICE ($/SHARE)  EXPIRATION DATE       5%        10%
--------------------   -----------   ------------  -----------------  ---------------    --------   -------
Jeffrey H. Smulyan ...   200,000           12.5%         $7.75          6/29/04      $ 7,468,000     $9,480,000
                       1,000,000           62.3%         28.25         10/23/09       30,260,000     63,490,000
Doyle L. Rose ........     --              --            --              --               --             --
Richard F. Cummings ..     --              --            --              --               --             --
Greg A. Nathanson ....    50,000            3.1%         22.6875         (1)           1,200,325      1,831,525
Walter Z. Berger .....    40,000            2.5%         22.6875         (1)             960,260      1,465,220

------------------------
(1) The options expire at a rate of 20% per year beginning February 28, 2003, with all options expiring by February 28, 2007.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION /SAR VALUES

                                                  NUMBER OF SECURITIES UNDERLYING
                                                 UNEXERCISED OPTIONS/SARS AT FISCAL  VALUE OF UNEXERCISED IN-THE-MONEY
                                                            YEAR END                   OPTIONS/SARS AT FISCAL YEAR END
                                                 ----------------------------------  ---------------------------------
                         SHARES
                       ACQUIRED ON       VALUE
     NAME               EXERCISE       REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------- -----------    ----------  -------------   --------------  -------------  ---------------
Jeffrey H. Smulyan ...  46,000        $1,691,223     800,000        1,000,000      $21,250,000     8,250,000
Doyle L. Rose ........  54,800         2,471,238     114,400          250,000(1)     3,305,200     4,125,000
Richard F. Cummings ..   4,800          172,800      164,400          250,000(1)     4,742,700     4,125,000
Greg A. Nathanson ....    --               --           --             50,000             --         690,625
Walter Z. Berger .....    --               --           --             40,000             --         552,500

------------------------
(1) Options relating to 35,000 of these shares lapsed immediately following the end of the fiscal year because certain performance targets were not achieved. The value of the remaining unexercisable in-the-money options at fiscal year end was $3,547,500.


                              EMPLOYMENT AGREEMENTS

         During the fiscal year ended February 28, 1994, we entered into a five-year employment agreement with Jeffrey H. Smulyan pursuant to which Mr. Smulyan was employed as chairman of the board of directors and chief executive officer. This employment agreement expired by its terms on February 28, 1999. We and Mr. Smulyan entered into an amendment to the employment agreement effective March 1, 1999 which extended the term to February 29, 2004. Mr. Smulyan's base compensation during the last fiscal year was approximately $765,000. The amended agreement basically kept his salary the same as the previous year and limited future annual increases of his salary to the rate of inflation. In addition, the agreement as amended provides for annual bonuses to be set by our board of directors ranging from a minimum of $50,000 up to a maximum of 100% of Mr. Smulyan's annual base salary (plus an adjustment for inflation). Mr. Smulyan also received options to purchase 1,000,000 shares of common stock (after adjustment for the stock split) at a price per share of $28.25 pursuant to the agreement. Under the agreement, Mr. Smulyan retains the right to participate in all our employee benefit plans for which he is otherwise eligible. The agreement with Mr. Smulyan is subject to termination by our board of directors or by Mr. Smulyan, either without cause or for cause, at any time upon notice. In the event we terminate Mr. Smulyan's employment without cause (as defined in the agreement) or in the event Mr. Smulyan terminates his employment for good reason (as defined in the agreement), Mr. Smulyan is entitled to receive the present value of the applicable base and incentive compensation through a date five years after the date of termination. In addition, the agreement entitles Mr. Smulyan to certain termination benefits upon disability, death or a change in control (as defined in the agreement) of our company. Following a termination of Mr. Smulyan's employment, other than a termination by us without cause (as defined in the agreement) or a termination by Mr. Smulyan with good reason (as defined in the agreement), Mr. Smulyan is prohibited from engaging in a business in competition with us for a period of two years after the date of termination. In connection with the payment of his annual bonus, Mr. Smulyan also entered into a deferred compensation agreement with us pursuant to which Mr. Smulyan deferred the amount of his bonus that would not otherwise be deductible to us under
Section 162(m) of the Internal Revenue Code. The amounts deferred will generally be paid to Mr. Smulyan over the next four years and will accrue interest at our cost of senior debt, currently, approximately 7.50%. Future annual bonuses paid to Mr. Smulyan will be structured, to the extent practicable, to qualify as performance-based under Section 162(m) of the Internal Revenue Code and thus deductible to us.

         During the fiscal year ended February 29, 2000, we entered into two-year employment agreements with each of Doyle L. Rose and Richard F. Cummings, pursuant to which Mr. Rose was employed as Radio Division President and Mr. Cummings was employed as Executive Vice President--Programming. Each employment agreement provides for a $300,000 signing bonus and an annual base salary of $433,000, respectively, for each of the three years covered by the agreements. In addition, the agreements (i) provide for an annual cash bonus of up to $150,000, (ii) provide for the award of 30,800 shares of Class A Common Stock (after adjustment for the stock split) to each of Mr. Rose and Mr. Cummings if the officer remains employed by us at the expiration of the agreement (or dies), (iii) incorporate the terms of stock option grants made to Mr. Rose and Mr. Cummings in 1998, which options are subject, in part, to forfeiture each year if the Radio Division fails to achieve performance objectives specified in advance by the compensation committee and (iv) permit Mr. Rose and Mr. Cummings to participate in all of our employee benefit plans for which they would otherwise be eligible.

         Effective March 1, 1999, we entered into a three-year employment agreement with Walter Z. Berger pursuant to which Mr. Berger is employed as Executive Vice President and Chief Financial Officer of the Corporation. The employment agreement provides for an annual base salary of $340,000 for each of the three years covered by the agreements. In addition, the agreement provides
(i) for an annual cash bonus of up to $100,000, (ii) the award of 20,000 shares of Class A common stock (after adjustment for the stock split) if Mr. Berger remains employed by us through the expiration of the agreement (or dies or becomes disabled, as defined in the agreement), and (iii) for the award of options to purchase 40,000 shares of Class A common stock (after adjustment for the stock split) at their fair market value on March 1, 1999 and options to purchase 40,000 shares of Class A common stock (after adjustment for the stock split) on the first day of each of the remaining contract years at the fair market value of the shares on the date of the grant. Under the agreement, Mr. Berger also retains the right to participate in all of our employee benefit plans for which he is otherwise eligible.

                                PERFORMANCE GRAPH

         The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Class A common stock with the cumulative total return of the Nasdaq Stock Market Index and the cumulative total return of the Nasdaq Telecommunications Stock Market Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from February 29, 1995, to the fiscal year ended February 29, 2000. The performance graph assumes that an investment of $100 was made in the Class A common stock and in each index on February 28, 1995 and that all dividends were reinvested.

                                [GRAPHIC OMITTED]


                                                 FEB-95       FEB-96      FEB-97       FEB-98       FEB-99      FEB-00
Emmis....................................        $100         $239        $216         $309         $289        $456
Nasdaq Stock Market......................        $100         $139        $166         $227         $296        $603
Nasdaq Telecommunications................        $100         $132        $127         $218         $355        $600


                              SHAREHOLDER PROPOSALS

         Any of our shareholders wishing to have a proposal considered for inclusion in our 2001 proxy solicitation materials must set forth such proposal in writing and file it with our corporate secretary on or before the close of business on the tenth day following the first public announcement of the date of the 2001 annual meeting. We expect to hold our 2001 annual meeting of shareholders in June, as we have customarily in the past. Our board of directors will review any shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2001 proxy solicitation materials or consideration at the 2001 annual meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices a reasonable time before we mail the proxy materials for the 2001 annual meeting, and also retain that authority under certain other circumstances.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of existing common stock, to file with the Securities and Exchange Commission reports detailing their ownership of existing common stock and changes in such ownership. Officers, directors and greater than 10% shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, we believe that during the last fiscal year all officers, directors and greater than 10% shareholders complied with the filing requirements of Section 16(a), except that Mrs. Bayh and Mr. Leventhal each failed to timely file one report in connection with one transaction, and Mr. Bongarten failed to timely file a Form 3 and a Form 4 report in connection with a single transaction.


                                  ANNUAL REPORT

         A copy of our Annual Report for the year ended February 29, 2000 was sent to all of our shareholders of record as of April 30, 2000. The Annual Report is not to be considered as proxy solicitation material.


                                  OTHER MATTERS

         Our board of directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.


                            EXPENSES OF SOLICITATION

         The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person, or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.

                                                                         ANNEX I

                        EMMIS COMMUNICATIONS CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

         SECTION 1. DESIGNATION AND PURPOSE. The name of the Plan is the Emmis Communications Corporation Employee Stock Purchase Plan. The purpose of the Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. The Plan is intended to qualify as an "Employee Stock Purchase Plan" under Code Section 423. The provisions of the Plan will, accordingly, be construed so as to extend and limit participation in a manner within the requirements of that section of the Code.

         SECTION 2. DEFINITIONS. As used in the Plan, the following terms, when capitalized, have the following meanings:

                  (a) "BENEFICIARY" means, with respect to a Participant, the individual or estate designated, pursuant to Section 12, to receive the Participant's Payroll Deduction Account balance and Common Stock Account assets after the Participant's death.

                  (b)      "BOARD" means the Board of Directors of the Company.

                  (c) "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and its interpretive rules and regulations.

                  (d)      "COMMITTEE" means a committee established pursuant to
         Section 13 to administer the Plan.

                  (e) "COMMON STOCK" means the Class A common stock of the Company par value $.01.

                  (f) "COMMON STOCK ACCOUNT" means the account established for each Participant to hold Common Stock purchased under the Plan pursuant to Section 6.

                  (g) "COMPANY" means Emmis Communications Corporation, an Indiana corporation, and any successor by Corporate Transaction.

                  (h) "COMPENSATION" means the total cash compensation received by an Employee from the Company, a partnership of which the Company or a Designated Subsidiary is a general partner, or a Designated Subsidiary, including an Employee's salary, wages, overtime, shift differentials, bonuses, commissions, and incentive compensation, but excluding relocation and expense reimbursements, tuition reimbursements, scholarship grants, and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary.

                  (i) "CONTINUOUS SERVICE" means an uninterrupted period of service as an Employee. A period of service as an Employee will not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Company or the Committee, provided that a leave is for a period of not more than 90 days, unless reemployment upon the expiration of the leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) transfers between locations of the Company or its Designated Subsidiaries, or between the Company and its Designated Subsidiaries.

                  (j) "CONTRIBUTIONS" means all amounts made by a Participant and credited to the Participant's Payroll Deduction Account pursuant to the Plan.

                  (k) "CORPORATE TRANSACTION" means a sale of all or substantially all of the Company's assets, or a merger, consolidation, or other capital reorganization of the Company with or into another corporation.

                  (l) "DESIGNATED BROKER" means Merrill Lynch or any successor broker selected by the Committee.

                  (m) "DESIGNATED SUBSIDIARIES" mean the Subsidiaries that have been designated by the Board or the Committee from time to time, in their sole discretion, as eligible to participate in the Plan.

                  (n) "EFFECTIVE DATE" means March 1, 2000, subject to approval of the Plan by the Company's shareholders within 12 months of the Plan's adoption.

                  (o) "ELIGIBLE EMPLOYEE" means any Employee that has completed at least six (6) months of Continuous Service.

                  (p) "EMPLOYEE" means any person, including an Officer, who performs services for the Company or a Designated Subsidiary and who is initially treated by the Company or a Designated Subsidiary as an employee for federal income tax purposes.

                  (q) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and its interpretive rules and regulations.

                  (r) "FAIR MARKET VALUE" means, with respect to any date, the closing price of the Common Stock for that date (or, in the event that the Common Stock is not traded on that date, the closing price on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market.

                  (s) "OFFERING DATE" means the first business day of each Offering Period of the Plan.

                  (t) "OFFERING PERIOD" means a period of six (6) months commencing on March 1 and September 1 of each year.

                  (u) "OFFICER" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

                  (v) "PAYROLL DEDUCTION ACCOUNT" means the account established for a Participant to hold the Participant's Contributions pursuant to Section 5.

                  (w) "PLAN" means the Emmis Communications Corporation Employee Stock Purchase Plan.

                  (x) "PURCHASE DATE" means the last day of each Offering Period of the Plan.

                  (y) "PURCHASE PRICE" means, with respect to an Offering Period, an amount equal to ninety percent (90%) of the Fair Market Value of a Share of Common Stock on the Offering Date or on the Purchase Date, whichever is lower; provided, however, that in the event
         (i) of any stockholder-approved increase in the number of Shares available for issuance under the Plan, (ii) all or a portion of such additional Shares are to be issued with respect to the Offering Period that is underway at the time of such increase ("Additional Shares"), and (iii) the Fair Market Value of a Share of Common Stock on the date of such increase (the "Approval Date Fair Market Value") is higher than the Fair Market Value on the Offering Date for any such Offering Period, then in such instance the Purchase Price with respect to the Additional Shares will be ninety percent (90%) of the Approval Date Fair Market Value or the Fair Market Value of a Share of Common Stock on the Purchase Date, whichever is lower.

                  (z) "SHARE" means a share of Common Stock, as adjusted in accordance with Section 16 of the Plan.

                  (aa) "SUBSIDIARY" means a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, within the meaning of Code

         Section 424, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

         SECTION 3.        ELIGIBILITY.

                  (a) Any person who is an Eligible Employee as of an Offering Date in a given Offering Period will be eligible to participate in the Plan for that Offering Period, subject to the requirements of Section 4 and the limitations imposed by Code Section 423(b).

                  (b) Notwithstanding any other provision of the Plan, no Employee will be eligible to participate in the Plan if the Employee (or any other person whose stock would be attributed to the Employee pursuant to Code Section 424(d)) owns capital stock of the Company and/or holds outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company.

         SECTION 4. PARTICIPATION. An Eligible Employee may become a Participant in the Plan by completing a subscription agreement that authorizes payroll deductions and any other required documents ("Enrollment Documents") provided by the Committee or its designee and submitting them to the Committee or the Designated Broker, pursuant to the rules prescribed by the Committee, during the 30-day period prior to the applicable Offering Date, unless a different time for submission of the Enrollment Documents is set by the Board or the Committee for all Eligible Employees with respect to a given Offering Period. The Enrollment Documents will set forth the amount of the Participant's Compensation, up to one hundred percent (100%), to be paid as Contributions pursuant to the Plan.

         SECTION 5.        METHOD OF PAYMENT OF CONTRIBUTIONS.

                  (a) A Participant's payroll deductions will begin either on the first full payroll following the Offering Date or the date on which the Participant submits Enrollment Documents in accordance with
         Section 4, whichever is later, and will end on the last payroll paid on or prior to the Purchase Date of the Offering Period to which the Enrollment Documents are applicable, unless the Participant elects to withdraw from the Plan as provided in Section 8.

                  (b) All Contributions made by a Participant will be held by the Company as part of its general assets; however, the Company will establish a Payroll Deduction Account for each Participant and credit each Participant's Contributions to the Participant's Payroll Deduction Account. A Participant may not make any additional payments to the Participant's Payroll Deduction Account.

                  (c) No interest will accrue on a Participant's Contributions to the Plan.

         SECTION 6. PARTICIPANT PURCHASES AND COMMON STOCK ACCOUNTS. On each Purchase Date, each Participant will be deemed, without further action, to have elected to purchase Shares of Common Stock with the entire balance in the Participant's Payroll Deduction Account, and the Designated Broker will credit the purchased shares to the Participant's Common Stock Account.

                  (a) The Participant will be credited with the number of whole and fractional Shares (rounded to the nearest thousandth) that the Participant's Payroll Deduction Account balance can purchase at the Purchase Price on that Purchase Date.

                  (b) All dividends paid with respect to the whole and fractional Shares of the Common Stock and Shares so purchased will be reinvested in Common Stock and added to the Shares held for a Participant in the Participant's Common Stock Account.

                  (c) Expenses incurred in the purchase of Shares and the expenses of the Designated Broker will be paid by the Company.

                  (d) A Participant will have no interest or voting right in a Share until a Share has been purchased on the Participant's behalf under the Plan.

                  (e) Shares held in a Participant's Common Stock Account will be registered in the name of the Designated Broker or its nominee for the benefit of the Participant. Shares to be delivered to a Participant under the Plan will be reregistered in the name of the Participant or in the name of the Participant and the Participant's spouse.

         SECTION 7. LIMITATION ON PURCHASES. Participant purchases are subject to the following limitations:

                  (a) During any one calendar year, a Participant may not purchase, under the Plan or under any other plan qualified under Code
         Section 423, Shares of Common Stock having a Fair Market Value on the applicable Offering Date in excess of $25,000.

                  (b) During any one calendar year, all Participants who are Officers may not purchase, in the aggregate, more than fifty percent (50%) of the Common Stock purchased under the Plan during that calendar year.

                  (c) A Participant's Payroll Deduction Account may not be used to purchase Common Stock on any Purchase Date to the extent that, after such purchase, the Participant would own (or be considered as owning within the meaning of Code Section 424(d)) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company. For this purpose, stock that the Participant may purchase under any outstanding option will be treated as owned by such Participant.

                  (d) As of the first Purchase Date on which this Section limits a Participant's ability to purchase Common Stock, the Participant's payroll deductions will terminate, and the Participant will receive a refund of the balance in the Participant's Payroll Deduction Account as soon as practicable after the Purchase Date.

                  (e) During any Offering Period, a Participant's Payroll Deduction Account may not be used to purchase Common Stock on any Purchase Date in excess of 25,000 Shares of Common Stock.

         SECTION 8.        WITHDRAWAL FROM PARTICIPATION.

                  (a) A Participant may withdraw all but not less than all the Contributions credited to the Participant's Payroll Deduction Account at any time prior to a Purchase Date by notifying the Committee or its designee or the Designated Broker of the Participant's election to withdraw, pursuant to rules prescribed by the Committee. If a Participant elects to withdraw, all of the Participant's Contributions credited to the Participant's Payroll Deduction Account will be returned to the Participant and the Participant may not make any further Contributions to the Plan for the purchase of Shares during that Offering Period.

                  (b) A Participant's voluntary withdrawal during an Offering Period will not have any effect upon the Participant's eligibility to participate in the Plan during a subsequent Offering Period.

         SECTION 9. STOCK PURCHASES BY DESIGNATED BROKER. As of each Purchase Date, the Designated Broker will acquire, using the accumulated balances of all Participants' Payroll Deduction Accounts, Shares of Common Stock to be credited to those Participants' Common Stock Accounts.

                  (a) The Designated Broker will acquire Shares that are newly issued or held as treasury shares by the Company or, if directed by the Committee, will acquire Shares by purchases on the open market or in private transactions.

                  (b) If Shares are purchased in one or more transactions on the open market or in private transactions at the direction of the Committee, the Company will pay the Designated Broker the difference between the Purchase Price and the price at which such Shares are purchased for Participants.

         SECTION 10. COMMON STOCK ACCOUNT WITHDRAWALS. Upon 14 days advance written notice to the Designated Broker, a Participant may elect to withdraw the assets in the Participant's Common Stock Account.

                  (a) A Participant may elect to obtain a certificate for the whole Shares of Common Stock credited to the Participant's Common Stock Account. As a condition of participation in the Plan, each Participant will agree to notify the Company if the Participant sells or otherwise disposes of any of the Participant's Shares of Common Stock within two years of the Purchase Date on which such Shares were purchased.

                  (b) A Participant may elect that all Shares in the Participant's Common Stock Account be sold and that the proceeds, less expenses of sale, be remitted to the Participant.

                  (c) In either event, the Designated Broker will sell any fractional Shares held in the Common Stock Account and remit the proceeds of such sale, less selling expenses, to the Participant.

         SECTION 11. CESSATION OF PARTICIPATION. If a Participant dies or terminates employment, the Participant will cease to participate in the Plan, the Company will refund the balance in the Participant's Payroll Deduction Account, and the Designated Broker will distribute the assets in the Participant's Common Stock Account.

                  (a) In the event of a Participant's death, the Participant's Payroll Deduction Account balance and the Participant's Common Stock Account assets will be distributed to the Participant's Beneficiary.

                  (b) If a Participant terminates employment, the Participant's Payroll Deduction Account balance and the Participant's Common Stock Account assets will be distributed to the Participant.

                  (c) Upon distribution, the Participant or, in the event of the Participant's death, the Participant's Beneficiary, may elect to obtain a certificate for the whole Shares of Common Stock credited to the Participant's Common Stock Account or may elect that any whole Shares in the Participant's Common Stock Account be sold. In that event, the Designated Broker will sell such whole Shares and any fractional Shares held in the Common Stock Account and remit the proceeds of such sale, less selling expenses, to the Participant or Beneficiary.

         SECTION 12. DESIGNATION OF BENEFICIARY. Each Payroll Deduction Account and each Common Stock Account will be in the name of the Participant. A Participant may designate a Beneficiary to receive the Participant's interests in both accounts in the event of the Participant's death by complying with procedures prescribed by the Committee. If a Participant is married and the designated Beneficiary is not the spouse, spousal consent will be required for such designation to be effective. A Participant may change a Beneficiary designation (with spousal consent if necessary) at any time by complying with the procedures prescribed by the Committee. If a Participant dies without having designated a Beneficiary, or if the Beneficiary does not survive the Participant, the Participant's estate will be the Participant's Beneficiary.

         SECTION 13. ADMINISTRATION OF THE PLAN. The Plan will be administered by the Committee, consisting of not less than three members appointed by the Board.

                  (a) The Committee will be the Company's Compensation Committee unless the Board appoints another committee to administer the Plan. The Board from time to time may fill vacancies on the Committee.

                  (b) Subject to the express provisions of the Plan, the Committee will have the discretionary authority to take any and all actions (including directing the Designated Broker as to the acquisition of

         Shares) necessary to implement the Plan and to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to it; and to make all other determinations necessary or advisable in administering the Plan. All such determinations will be final and binding upon all persons.

                  (c) A quorum of the Committee will consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to their action taken signed by all members of the Committee.

                  (d) The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan.

         SECTION 14. RIGHTS NOT TRANSFERABLE. Rights under the Plan are not transferable by a Participant.

         SECTION 15. SHARES RESERVED FOR THE PLAN. Subject to adjustments as provided in Section 16, the maximum number of Shares that will be made available for sale under the Plan will be 400,000 Shares, plus an annual increase on the first day of each of the Company's fiscal years equal to the lesser of: (i) one-half of one percent (0.5%) of the Shares outstanding on the last day of the immediately preceding fiscal year; or (ii) such lesser number of Shares as is determined by the Board.

         SECTION 16. CHANGE IN CAPITAL STRUCTURE. Despite anything in the Plan to the contrary, the Committee may take the following actions without the consent of any Participant or Beneficiary, and the Committee's determination will be conclusive and binding on all persons for all purposes.

                  (a) In the event of a Common Stock dividend, Common Stock split, or any combination of Shares, a Corporate Transaction in which the Company is the surviving corporation, or any other change in the Company's capital stock (including, but not limited to, a recapitalization, reclassification or the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan and the limitation set forth in Section 7(e), and the selling price and other relevant provisions of the Plan will be appropriately adjusted by the Committee, whose determination will be binding on all persons.

                  (b) If the Company is a party to a Corporate Transaction in which the Company is not the surviving corporation, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.

         SECTION 17. AMENDMENT OF THE PLAN. The Board may at any time, or from time to time, amend the Plan in any respect. The shareholders of the Company, however, must approve any amendment that would increase the number of Shares of Common Stock that may be issued under the Plan (other than an increase merely reflecting a change in capitalization of the Company pursuant to Section
16) or a change in the designation of any corporations (other than a Subsidiary) whose employees become Eligible Employees under the Plan.

         SECTION 18. TERMINATION OF THE PLAN. The Plan and all rights of Employees and Beneficiaries under the Plan will terminate:

                  (a) on the Purchase Date that Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase as set forth in
         Section 15, or

                  (b)      at any date at the discretion of the Board.

In the event that the Plan terminates under circumstances described in (a) above, reserved Shares remaining as of the termination date will be credited to Participants' Common Stock Accounts on a pro rata basis. Upon termination of the Plan, each Participant will receive the balance in the Participant's Payroll Deduction Account and all Shares in the Participant's Common Stock Account.

         SECTION 19. INDEMNIFICATION OF COMMITTEE. Service on the Committee will constitute service as a director of the Company so that members of the Committee will be entitled to indemnification and reimbursement as directors of the Company pursuant to its Articles of Incorporation and Bylaws.

         SECTION 20. GOVERNMENT REGULATIONS. The Plan, the grant and exercise of the rights to purchase Shares under the Plan, and the Company's obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, will be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

         SECTION 21. REPORTS. Statements of account will be provided to Participants by the Committee or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and credited to Participants' Common Stock Accounts, and the remaining cash balance, if any, in Participants' Payroll Deduction Accounts.

                                                                        ANNEX II
                                   CHARTER OF
                             THE AUDIT COMMITTEE OF
                        EMMIS COMMUNICATIONS CORPORATION

         The Audit Committee is a committee of the Board of Directors and shall assist the Board in monitoring (1) the integrity of the financial statements of the company, (2) the compliance by the company with legal and regulatory requirements and (3) the independence and performance of the company's auditors. The Audit Committee shall make regular reports to the Board.

         The members of the Audit Committee shall meet the independence and experience requirements of NASDAQ. The members of the Audit Committee shall be members of the Board of Directors who are appointed by the full Board, with the Committee Chairperson selected by the Committee members. Not later than June 2001, the Audit Committee shall consist of at least three individuals.

         The Audit Committee shall:

         1.       Review and reassess the adequacy of this Charter annually.

         2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the company's system of internal controls.

         3. Review with management and the independent auditors any significant financial reporting issues raised by them in connection with the preparation of the company's financial statements.

         4. Review proposed major changes to the company's auditing and accounting principles and practices that are brought to their attention by the auditors or management.

         5. Recommend to the full Board the appointment of the independent auditors.

         6. Review questions related to independence of the independent auditors that are brought to their attention and, if necessary, recommend that the Board take appropriate action regarding such matters.

         7. Review the performance of the independent auditors and, if so determined, recommend that the Board replace the independent auditors.

         8. Ensure that the independent auditor submits a formal written statement regarding relationships and services which may affect objectivity and independence.

         9. Meet with the independent auditors prior to the audit to review the planning and staffing of the audit.

         10. Discuss with the independent auditors the matters required to be discussed by professional standards (including applicable Statements on Auditing Standards) or other regulatory bodies relating to the conduct of the audit.

         11. Review with the independent auditors any management letter they provide and management's response to that letter, if necessary.

         12. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company's annual proxy statement.

         13. Review with the Board, as necessary in the Audit Committee's judgment, the company's policies and procedures regarding compliance with applicable laws and regulations.

         14. Review with counsel legal matters which are brought to their attention and that may have a material impact on the financial statements, the company's compliance policies and material reports or inquiries received from regulatory bodies.

         15. Meet at least annually with the chief financial officer and the independent auditor in separate executive sessions.

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the company's Code of Conduct.





                                      II-2